Exhibit 99.1

NEWS RELEASE
TSX: LAC • NYSE: LAC
www.lithiumamericas.com

Lithium Americas Reaches Agreement with GM and

U.S. DOE Regarding First Draw on DOE Loan

(All amounts in US$ unless otherwise indicated)

September 30, 2025 – Vancouver, Canada: Lithium Americas Corp. (TSX: LAC) (NYSE: LAC) (“Lithium Americas” or the “Company”) today announced that together with General Motors Holdings LLC (“GM”), its joint venture (the “JV”) partner in the Thacker Pass lithium project (“Thacker Pass” or the “Project”), the Company has reached a non-binding agreement in principle (the “First Draw Terms”) with the U.S. Department of Energy (the “DOE”) to advance the first draw of $435 million (the “First Draw”) on the previously announced $2.26 billion DOE loan (the “DOE Loan”).

The key provisions of the First Draw Terms include:

•	The DOE has agreed to defer $182 million of debt service over the first five years of the DOE Loan.

•	The DOE will receive:

•	5% equity stake in the Company through warrants to purchase common shares of the Company at an exercise price of $0.01 per share (the “LAC Warrants”) and

•	5% economic stake in the JV (the “JV Units”) through warrants to purchase non-voting, non-transferable equity interest of the JV with an exercise price of $0.01 per unit (the “JV Warrants”).

•	The Company will post an additional $120 million to DOE Loan reserve accounts, to be funded within 12 months of the DOE advancing First Draw.

•

GM will provide additional support to the Project by amending its lithium offtake agreement with the JV (the “Offtake Agreement”) to permit the JV to enter into additional third-party offtake agreements for certain remaining production volumes not forecasted to be purchased by GM.

Jonathan Evans, President and CEO of Lithium Americas said, “We greatly appreciate the support of the Administration, General Motors and our partners in advancing this vital world-class project. Together, we are onshoring large-scale U.S. lithium production, strengthening America’s supply chain, creating exceptional jobs and enhancing our long-term energy security and prosperity.”

Shilpan Amin, Senior Vice President Global Chief Procurement and Supply Chain Officer of General Motors said, “We’re confident in the Thacker Pass project, which will reduce U.S. dependence on imported lithium and can support domestic manufacturing across many industries, such as aerospace, defense and electrical grid resiliency, in addition to automotive. We are pleased to see it move forward and appreciate the Administration’s support as GM continues to build a secure, resilient supply chain.”

As contemplated by the First Draw Terms, in the event that the DOE exercises the JV Warrants in full, the JV economic interests will (prior to funding of the additional $120 million reserve accounts discussed above) be 59% held by Lithium Americas, which will continue to be the manager of the Project, 36% by GM and 5% by the DOE, with voting interest in the JV remaining 62% for Lithium Americas and 38% for GM. GM will have a call right to purchase, or cause the JV to purchase, the JV Warrants or, if the JV Warrants have been exercised by the DOE, the DOE’s JV Units (the “Call Right”) following Thacker Pass achieving substantial completion if a price can be agreed upon between GM and the DOE at the time of the Call Right. If GM and the DOE cannot agree on the price to exercise the Call Right, the JV Warrants or the DOE’s JV Units, as applicable, will be exchanged for common equity in the Company pursuant to a conversion ratio agreed upon by the DOE, GM and the Company, (the “LAC Warrant Conversion Rate”). The DOE will have a put right to cause GM to elect to either (i) purchase, or cause the JV to purchase, the DOE’s JV Warrants or DOE’s JV Units, as applicable at fair market value or (ii) cause the DOE’s JV Warrants or DOE’s JV Units, as applicable, to convert to shares of common equity in the Company at the then applicable LAC Warrant Conversion Rate. The DOE will also be granted the right to have an appointed representative as an observer at the JV Board meetings for so long as the DOE holds JV Warrants, or JV Units.

The expected total DOE Loan amount decreased to $2.23 billion. The DOE Loan principal of $1.97 billion remains the same, while the estimated capitalized interest during construction decreased to $256 million, due to a lower projected interest rate of 5.0%. The interest rate that will be applied to amounts drawn under the DOE Loan remains unchanged at the applicable long-dated U.S. Treasury rate from the date of each draw with 0% spread. The DOE Loan tenor remains approximately 24 years from date of First Draw. The First Draw of $435 million is expected in Q4 2025.

GM’s existing Offtake Agreement allows GM to purchase up to 100% of production volumes from Phase 1 and up to 38% of total production volumes of Thacker Pass for 20 years. GM retains the right of first offer on remaining Phase 2 production volumes and, following expiration of its offtake agreements, life of mine offtake rights, at market price, for a percentage of all volumes from Phase 1 and Phase 2 of the Project. The Offtake Agreement will be updated to allow the JV to enter into firm volume commitments with third parties for certain remaining Phase 1 production volumes not forecasted to be purchased by GM.

The First Draw Terms are preliminary in nature and are subject to, among other risks, the factors discussed below under “Forward-Looking Statements.” In each case, the First Draw Terms remain subject to negotiation and completion of definitive agreements, corporate approvals and other customary conditions. There can be no assurances that definitive documentation memorializing the First Draw Terms will be completed on the terms currently contemplated or at all.

The Company intends to rely upon the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply its standards to certain transactions involving eligible interlisted issuers on a recognized exchange.

TRANSACTION ADVISORS

Goldman Sachs & Co. LLC is serving as financial advisor, while Vinson & Elkins LLP is serving as U.S. legal counsel and Cassels, Brock & Blackwell LLP as Canadian legal counsel to Lithium Americas.

ABOUT LITHIUM AMERICAS

Lithium Americas is developing Thacker Pass located in Humboldt County in northern Nevada, which hosts the largest known measured lithium resource (Measured and Indicated) and reserve (Proven and Probable) in the world. Thacker Pass is owned by a joint venture between Lithium Americas (holding a 62% interest and is the manager of the Project), and GM (holding a 38% interest). The Company is focused on advancing Phase 1 of Thacker Pass toward production, targeting nominal design capacity of 40,000 tonnes per year of battery-quality lithium carbonate. The Company and its engineering, procurement and construction management contractor, Bechtel, entered into a National Construction Agreement (Project Labor Agreement) with North America’s Building Trades Unions for construction of Thacker Pass. Construction is expected to create nearly 2,000 direct jobs, including 1,800 skilled contractors. Lithium Americas’ shares are listed on the Toronto Stock Exchange and New York Stock Exchange under the symbol LAC. To learn more, visit www.lithiumamericas.com or follow @LithiumAmericas on social media.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively referred to as “forward-looking statements” (“FLS”)). All statements, other than statements of historical fact, are FLS and can be identified by the use of statements that include, but are not limited to, words, such as “anticipate,” “plan,” “continue,” “estimate,” “expect,” “may,” “will,” “project,” “predict,” “proposes,” “potential,” “target,” “implement,” “schedule,” “forecast,” “intend,” “would,” “could,” “might,” “should,” “believe” and similar terminology, or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. FLS in this news release includes, but is not limited to, statements related to the DOE Loan and the First Draw Terms, including statements regarding definitive documentation memorializing the First Draw Terms, draw-down conditions on the DOE Loan, the expected timing for First Draw on the DOE Loan, if at all, and the outlook with respect to negotiations relating to the DOE Loan and the consequences related thereto; as well as other statements with respect to management’s beliefs, plans, estimates and intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

FLS involves known and unknown risks, assumptions and other factors that may cause actual results or performance to differ materially. FLS reflects the Company’s current views about future events that, while considered reasonable by the Company as of the date of this news release, are inherently subject to significant uncertainties and contingencies. Accordingly, there can be no certainty that they will accurately reflect actual results. Although the Company believes that the assumptions and expectations reflected in such FLS are reasonable, the Company can give no assurance that these assumptions and expectations will prove to be correct.

Readers are cautioned that the foregoing lists of factors are not exhaustive. There can be no assurance that FLS will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. As such, readers are cautioned not to place undue reliance on this information, and that this information may not be appropriate for any other purpose, including investment purposes. The Company’s actual results could differ materially from those anticipated in any FLS as a result of the risk factors set out herein, and in the Company’s other continuous disclosure documents available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. Readers are further cautioned to review the full description of risks, uncertainties and management’s assumptions in the aforementioned documents and other disclosure documents available on SEDAR+ and on EDGAR.

The FLS contained in this news release is expressly qualified by these cautionary statements. All FLS in this news release speaks as of the date of this news release. The Company does not undertake any obligation to update or revise any FLS, whether as a result of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT

Virginia Morgan, VP, IR and ESG

+1-778-726-4070

ir@lithiumamericas.com

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